Exhibit 10.49

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

COLLABORATION AGREEMENT

This Collaboration Agreement (“Agreement”), effective as of December 15, 2014 (“Effective Date”), is by and between Tokalas, Inc. (“Tokalas”) and The University of Texas M. D. Anderson Cancer Center (“MD Anderson”). Tokalas and MD Anderson are sometimes referred to collectively herein as the “Parties” or individually as a “Party.” Based upon the Background below, and for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, the Parties hereby acknowledge, confirm, and agree as follows:

Background

A.    MD Anderson is an agency of the State of Texas, an institution of higher education within The University of Texas System (“UT System”), and a comprehensive cancer research, treatment, and prevention center.

B.    Tokalas is a biotechnology company focused on the discovery and development of innovative drugs and biologies for the treatment of cancer.

C.    MD Anderson and Tokalas wish to conduct a research collaboration involving certain preclinical and clinical research including: (a) collection of tumor biopsies for generation of PDXs; (b) a Phase 1 3+3 dose escalation study of Tokalas’ proprietary drug TK-216 in Ewing’s Sarcoma; (c) a Phase 1b clinical study of TK-216 in (i) fifteen (15) additional Ewing’s Sarcoma patients and ten (10) AML patients, and (ii) fifteen (15) additional Ewing’s Sarcoma patient’s and no additional AML patients; and (d) potentially certain additional non-standard research studies ((a)-(d) collectively, the “Collaboration”).

D.    Accordingly, the Parties are entering into this Agreement to set forth the terms and conditions of the Collaboration.

1.     Definitions.

1.1    “Affiliates” will mean any individual, company, partnership or other entity which directly or indirectly, at present or in the future, controls, is controlled by or is under common control of a Party, and “control” will mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting share capital in such company or other business entity, or to hold the effective power to appoint or dismiss members of the management. Notwithstanding the foregoing, neither UT System nor other member institutions of UT System will be considered Affiliates of MD Anderson for purposes of this Agreement.

1.2    “Arising IP” will mean: (a) any invention or discovery, whether patentable or not, that is conceived, discovered, developed or first reduced to practice by either Party, or jointly by the Parties, during performance of the Collaboration and which directly arises from the conduct of the Collaboration; and (b) any Patents claiming any Arising IP described in subclause 1.2(a).

1.3    “Background IP” will mean all Patents, know-how and other intellectual property of a Party that: (a) was generated by such Party before the Effective Date; or (b) is generated by such Party outside the scope of the Collaboration and this Agreement or after expiration of this Agreement and; in each such case; (c) is owned by such Party, either partially or wholly, or is licensed to, or otherwise controlled by such Party, and which is not Arising IP under this Agreement.

1.4    “Data” will mean the information, data, analysis, and/or results directly made, collected or otherwise generated under the Collaboration.

1.5    “Investigators” will mean MD Anderson investigators Joseph Ludwig and Hagop Kantarjian.

1.6    “IP Limits” will mean that the rights granted by MD Anderson to Tokalas in Arising IP may not violate the relevant laws of the United States of America and the State of Texas, and may not, as determined by UT System Tax Counsel, result in private business use and/or adverse tax consequences with respect to any of the tax-exempt bonds issued by UT System or covering any of MD Anderson’s facilities.

1.7    “Patent” will mean a patent or a patent application and any patents issuing therefrom, including any additions, divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, supplementary protection certificates and renewals, and foreign counterparts to any of the foregoing.

1.8    “Patent Costs” will mean the reasonable, out-of-pocket, actual costs of preparing, filing, prosecuting, maintaining, and defending Patent rights and Patents.

2.    Scope, Conduct, and Funding of Collaboration.

2.1    The scope of the Collaboration will consist of the collaborative research described in Exhibit A attached hereto. MD Anderson and Tokalas will use commercially reasonable diligent efforts to perform and complete the Collaboration under the terms of and subject to this Agreement. The Collaboration will be initiated at Stage 1 as described in Exhibit A, and will continue through Stage 3 unless terminated in accordance with applicable provisions of Article 7. Research studies under Stage 4 will be optional, and will be integrated into the Collaboration: (a) upon written agreement by Tokalas; and (b) applicable to the expansion cohorts in Stage 3, but only to the extent that significant clinical activity is noted in Stage 2 (dose escalation).

2.2    MD Anderson and Tokalas will use their own facilities and reasonable best efforts to conduct the Collaboration in accordance with the terms of this Agreement, applicable laws and regulations, prudent research practices, and applicable policies and procedures of such Parties.

2.3    With the exception of the Funding (as defined herein) and materials provided by a Party to another Party for the conduct of the Collaboration, each Party will arrange and provide all necessary personnel, equipment, supplies, laboratory services, facilities and resources required to perform its obligations and activities under the Collaboration and will be fully responsible for the activities of its personnel to whom activities under the Collaboration are delegated. All matters of compensation, benefits and other terms of engagement of any nature for any personnel used in the Collaboration will be solely a matter between the applicable Party and such individuals, regardless of whether such individuals are considered employees, agents or independent contractors of such Party.

2.4    Tokalas understands and acknowledges that the development and dissemination of scientific knowledge is a fundamental component of MD Anderson’s mission, and that MD Anderson makes no representations, warranties, or guarantees with respect to any specific outcome or results of the Collaboration.

2.5    MD Anderson and Tokalas will take appropriate steps to inform their respective personnel of their obligations under this Agreement and will ensure that such personnel are obligated to abide by the terms and conditions of this Agreement in the same manner as such Party.

2.6    Other than Data which shall be exchanged and used consistent with Section 3 below, upon conclusion of the Collaboration, each Party will immediately discontinue use of all materials and information provided by the other Party for the Collaboration and will destroy all such material and information or arrange for their return to the other Party at the other Party’s expense.

2.7    MD Anderson will not employ any individual or entity debarred by the FDA (or subject to a similar sanction of the EMA), or any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the conduct of the Collaboration, including without limitation in the conduct of any clinical study under the Collaboration.

2.8    To fund the Collaboration, Tokalas will pay MD Anderson in the amounts identified and on the schedule described in Exhibit B, attached hereto (“Funding”). Funding is non-refundable upon payment, subject to the pro-rata payment requirements set forth in Exhibit B. Additionally, Tokalas will provide MD Anderson with sufficient quantities of TK-216 (“Tokalas Drug”) for the conduct of the Collaboration, including for any clinical studies conducted under the Collaboration, at no cost to MD Anderson.

2.9    Tokalas will be responsible for obtaining and maintaining all regulatory filings required for the Collaboration, including without limitation any Investigational New Drug application (“IND”) for any clinical study under the Collaboration, and will conduct any monitoring and reporting as required by such regulatory filings at Tokalas’ expense.

2.10    MD Anderson will be responsible for obtaining any internal approval necessary for the conduct of the Collaboration at MD Anderson, including without limitation obtaining IRB approval of any clinical study conducted under the Collaboration, and the cost thereof.

2.11    Nothing in this Agreement will restrict or limit either Party or any of such Party’s respective personnel from conducting any research or from performing research for or with any other person or party, including without limitation Tokalas’ contracting with other institutions for the conduct of clinical trials.

3.    Data and Reporting.

3.1    All Data will be promptly disclosed by the Parties to each other and will be owned solely by Tokalas, provided, however, that MD Anderson may publish or make public Data in accordance with Article 6 below, and prior to publication or public disclosure, may use such Data for internal research, academic, and patient care purposes. During the term of this Agreement, MD Anderson will maintain the Data in confidence and will use Data solely for the conduct of the Collaboration, unless such Data has been published or publicly disclosed in accordance with Article 6 or as otherwise agreed upon in writing by the Parties. However, upon publication or public disclosure of any Data, MD Anderson may use such Data for any purpose. Tokalas will have the right to use, transfer or encumber its ownership interest in Data without an accounting or obligation to, or consent from MD Anderson.

3.2    MD Anderson and Tokalas will maintain records of their respective activities under the Collaboration in sufficient detail and in good scientific manner appropriate for scientific, patent and regulatory purposes, that will properly reflect all work performed in such Party’s conduct of the Collaboration, for a period of at least seven (7) years after the creation of such records, but in no event less than as required by applicable law. Each Party will have the right to request and receive a copy of any such records of the other Party at its cost.

3.3    The Parties will provide each other, within thirty (30) days of the end of each calendar quarter, with written reports summarizing all Data and Arising IP. A final written report setting forth the Data and Arising IP generated under and pursuant to the Collaboration will be prepared and exchanged by the Parties within ninety (90) days after the expiration or termination of the Collaboration. MD Anderson will provide invention disclosure reports for Arising IP to Tokalas as appropriate and in accordance with the terms of this Agreement.

4.    Background IP and Arising IP.

4.1    Each Party will retain all right, title and interest in and to its own Background IP and no license to use such Background IP is granted to the other party except for use in the performance of the Collaboration.

4.2    MD Anderson will provide to Tokalas a reasonably detailed written disclosure of Arising IP promptly upon becoming aware of such Arising IP.

4.3    Subject to the assignments and license grants set forth herein, Arising IP made solely by MD Anderson or its employees and agents initially will be solely owned by MD Anderson. Arising IP made jointly by MD Anderson and Tokalas and their employees and agents will initially be jointly owned by MD Anderson and Tokalas. Inventions that are made solely by Tokalas or its employees and agents will be solely owned by Tokalas. Inventorship will be determined in accordance with United States patent law.

4.4    As between the Parties, the owner of solely owned Arising IP, including by any permitted assignment pursuant to Section 4.6, will have the sole right to prepare, file, prosecute, maintain, enforce and defend all U.S. and foreign Patents, registrations and other forms of intellectual property in such Arising IP but nothing herein will obligate the owner to take any such actions. MD Anderson will notify Tokalas in confidence of all material developments and all steps to be taken in connection with filing, prosecuting and maintaining all Patents claiming Arising IP solely owned by MD Anderson and provide Tokalas with copies of all material filings or responses to be made to the patent authorities with respect to such Patents and all other material submissions and correspondence with any relevant Patent authorities regarding such Patents in sufficient time to allow for review and comment by Tokalas. Tokalas will offer its comments or proposals, if any, promptly, and MD Anderson will not unreasonably reject any such comments and proposals. As between the Parties, using counsel of its choice, Tokalas will have the first right, but not the obligation, to prepare, file, prosecute, maintain, enforce and defend all U.S. and foreign Patents, registrations and other forms of intellectual property in any jointly-owned Arising IP at the sole cost and expense of Tokalas. Tokalas will keep MD Anderson reasonably informed of all such preparations, filings, prosecution, maintenance, enforcement and defense and will consider MD Anderson’s recommendations in good faith. If Tokalas elects not to file in the United States or not to maintain a Patent arising from any jointly-owned Arising IP, Tokalas will promptly notify MD Anderson within reasonable time for MD Anderson to file, prosecute or maintain such Patent, and MD Anderson will have the right to file, prosecute or maintain such Patent, at MD Anderson’s sole cost and expense. For the purpose of this Article 4, “prosecution” will include any patent interference, opposition, pre-issuance third party submission, ex parte re-examination, post-grant review, inter partes review or other similar proceeding, appeals or petitions to any Board of Appeals in a patent office, the Patent Trial and Appeal Board, appeals to any court for any patent office decisions, reissue proceedings, and applications for patent term extensions and the like.

4.5    Notwithstanding Section 4.3 and rights in Arising IP set forth therein, subject to the IP Limits and Sections 4.6-4.9 hereunder Tokalas will have and MD Anderson grants to Tokalas a fully paid up, royalty free exclusive license to MD Anderson’s rights in Arising IP.

4.6    In light of the IP Limits, the Parties will first assess upon disclosure of Arising IP if any Arising IP in which MD Anderson has an ownership interest can be exclusively licensed on an exclusive, royalty free basis to Tokalas as set forth in Section 4.5. MD Anderson will promptly notify Tokalas in the event MD Anderson has any concern that such royalty free exclusive licensure may violate the IP Limits, and the Parties will work in good faith to overcome any such concerns. If royalty free exclusive licensure would not violate the IP Limits, MD Anderson will exclusively license its interest in any Arising IP on a royalty free basis upon payment by Tokalas to MD Anderson of all Patent Costs, if any, incurred by MD Anderson in the filing, prosecution, issuance and/or maintenance of any Patent issuing thereon prior to the date of assignment to Tokalas. Further filing, prosecution, defense, maintenance and enforcement of any such Patent(s), as well as the costs thereof, will thereafter be the sole responsibility of Tokalas. MD Anderson will cooperate, and will cause all persons performing activities under the Collaboration to cooperate, with Tokalas to effectuate and perfect the foregoing exclusive licensure, including by promptly executing and recording documents consistent with such exclusive licensure. MD Anderson will not disclose any Arising IP or any Data related thereto to any third party prior to it being determined whether Arising IP in which MD Anderson has an ownership interest can be exclusively licensed on a royalty free basis to Tokalas, provided, however, that the foregoing will not restrict MD Anderson from publishing in accordance with Article 6, or exercising its Patent Rights in accordance with Section 4.4, or restrict MD Anderson from disclosing such information to MD Anderson’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to MD Anderson, provided, however, that in each such case on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement. Notwithstanding the royalty free exclusive licensure of MD Anderson’s rights in any Arising IP to Tokalas, MD Anderson will have and retain the perpetual, irrevocable, no-cost right to use any such Arising IP for non-commercial research, academic and patient care purposes.

4.7    Where royalty free exclusive licensure of Arising IP in which MD Anderson has an ownership interest would violate the IP Limits, MD Anderson will promptly notify Tokalas in writing of same, and MD Anderson hereby grants to Tokalas a non-exclusive, royalty free, sub-licensable, transferrable, fully paid-up, irrevocable, worldwide license to such Arising IP, which license will be subject to Tokalas’ prompt payment of all actual and reasonable Patent Costs, if any, previously incurred by MD Anderson at the direction of Tokalas in connection with such Arising IP.

4.8    Subject to the IP Limits, Tokalas will have a time-limited first right to convert its non-exclusive license in any Arising IP in which MD Anderson has an ownership interest granted to Tokalas under Section 4.7 into an exclusive, sub-licensable, irrevocable, worldwide royalty bearing license to such Arising IP (the “Exclusivity Conversion”). Tokalas must exercise its Exclusivity Conversion by notifying MD Anderson in writing within ninety (90) days after receipt of notice of the Arising IP (the “Conversion Period”). If Tokalas timely exercises its Exclusivity Conversion, subject to the IP Limits Tokalas and MD Anderson will negotiate in good faith commercially reasonable terms of the exclusive, sub-licensable, irrevocable, worldwide royalty bearing license to such Arising IP, such terms to be negotiated in good faith within one hundred eighty (180) days of the date such Exclusivity Conversion is exercised, or within such longer period time as the parties may mutually agree in writing, provided, however, that such period will automatically be extended in the event that Tokalas and MD Anderson continue to negotiate in good-faith the terms and conditions of any such license (the “Negotiation Period”). Such license will be: (a) subject to Tokalas’ prompt payment of all actual and reasonable Patent Costs previously incurred by MD Anderson, if any, and for the duration of the exclusive license; and (b) subject to in each and every case to MD Anderson’s right to use the Arising IP for non-commercial research, academic, and patient care purposes. Prior to the expiration of the applicable Conversion Period or Negotiation Period, as applicable, MD Anderson will not grant any person or entity any rights in or to the applicable Arising IP.

4.9    If Tokalas fails to timely exercise its Exclusivity Conversion within the Conversion Period with respect to any Arising IP in which MD Anderson has an ownership interest, Tokalas’ right to obtain an exclusive license with respect to such Arising IP will automatically terminate, and subject to the non-exclusive, royalty-free, fully-paid up, irrevocable, worldwide, sub-licensable license granted to Tokalas, MD Anderson will be free to negotiate and enter into non-exclusive licenses with any other parties. In addition, if Tokalas timely exercises its Exclusivity Conversion, but MD Anderson and Tokalas are unable to agree upon the terms of the license during the Negotiation Period, Tokalas’ right to license such Arising IP on an exclusive basis will terminate, and subject to the non-exclusive, royalty-free, fully-paid up, irrevocable, worldwide, sub-licensable license granted to Tokalas, MD Anderson will be free to enter into non-exclusive licenses with any other parties. If Tokalas does not obtain an exclusive license to any Arising IP that is solely owned by MD Anderson, then in accordance with applicable law, MD Anderson may grant an equivalent non-exclusive, royalty-free license to such Arising IP to any person requesting a license to such Arising IP.

4.10    Notwithstanding anything in this Agreement, if MD Anderson successfully completes the Collaboration, i.e., provides all PDXs in Stage 1, and enrolls and completes trials on all patients as outlined in Stages 2 and 3 of the Collaboration, Tokalas will pay MD Anderson an amount equal to [***] of the net product sales of Tokalas Drug for Ewing’s Sarcoma and AML up to a cumulative payment of US$1.0M.

5.    Confidentiality.

5.1    In conjunction with the Collaboration, the Parties may wish to disclose confidential information to each other, provided that nothing herein will obligate either Party to disclose any particular information. For purposes of this Agreement, “Confidential Information” means confidential, non-public information, unpublished patent applications, know-how and data (technical or non-technical) that: (a) is disclosed in writing, orally, visually, graphically, in machine readable form, or in any other manner by or on behalf of the disclosing Party to the receiving Party or its Affiliates for purposes of the Collaboration; or (b) the receiving Party has learned from the disclosing Party in the course of the Collaboration, in each case including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement.

5.2    Confidential Information may be disclosed in any form (e.g., oral, written, visual, graphic, electronic or sample) by or on behalf of the disclosing Party or its Affiliates, or may be otherwise accessible to the receiving Party or its Affiliates. Exchanges of Confidential Information directly between the Affiliates are also covered by this Agreement. To the extent possible, Confidential Information will be clearly designated, labelled, marked, and/or identified as “confidential” at the time of its disclosure, or in case of oral disclosure. However, disclosed information which has not been identified by the disclosing Party as “confidential” according to the above, will nevertheless be considered Confidential Information if, given the nature of the information or the circumstances surrounding its disclosure, it should reasonably be considered as confidential.

5.3    Without the disclosing Party’s prior written consent, the receiving Party will: (a) not use any part of or the whole of the Confidential Information for any purpose other than as authorized under this Agreement; (b) restrict the dissemination of Confidential Information to individuals within its own organization and disclose the Confidential Information only to those of its officers, employees and Affiliates who have a legitimate need to have access to the Confidential Information, who will be bound by confidentiality and non-use commitments no less restrictive than those of this Agreement, and who will have been made aware of the confidential nature of the Confidential Information; (c) protect the Confidential Information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as the receiving Party uses to protect its own confidential information of a like nature; (d) preserve the confidentiality of the Confidential Information, not disclose it to any third party, and take all necessary and reasonable precautions to prevent such information from being accessible to any third party; (e) not combine any part of or the whole of the Confidential Information with any other information; and (f) promptly notify the disclosing Party upon becoming aware of evidence or suspicion of any unauthorized use or disclosure of the Confidential Information. The foregoing obligations will exist for a period of five (5) years after disclosure of the Confidential Information.

5.4    The obligations of confidentiality and non-use listed in this Article 5 will not apply to information: (a) which is in the public domain or public knowledge at the time of disclosure, or which subsequently enters the public domain through no fault of the receiving Party; (b) which was rightfully in the possession of the receiving Party at the time of disclosure by the disclosing Party as evidenced by the receiving Party’s written records; (c) which is later on independently developed by the receiving Party without use of the disclosing Party’s Confidential Information; (d) which the receiving Party receives legally from any third party and which is not subject to an obligation of confidentiality to the disclosing Party; (e) the receiving Party is required to disclose pursuant to applicable law (including statute, rule, regulation, judicial action, order of the court or other governmental authority, or other legal compulsion); provided, however, that the receiving Party will make reasonable efforts, if legally permissible, to notify the disclosing Party prior to the disclosure of any part of or the whole of the Confidential Information and allow the disclosing Party the opportunity to contest and avoid such disclosure, and provided, further, that the receiving Party will disclose only that portion of such Confidential Information that it is legally required to disclose; (f) is reasonably necessary to disclose in order to file or prosecute a Patent or enforce or defend a Patent related to this Agreement; (g) is made to any third party bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement, to the extent otherwise necessary or appropriate in connection with the exercise of receiving Party’s rights or the performance of receiving Party’s obligations hereunder; or (h) is necessary to disclose to the receiving Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided, however, that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement.

5.5    For the purposes of this Article 5, any combination of features disclosed to the receiving Party will not be deemed to be within the foregoing exceptions merely because individual features are within such exceptions. Moreover, specific disclosures made to the receiving Party will not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures. If the receiving Party wishes to avail itself of any of the foregoing exceptions, it will have the burden of proving that such an exception applies.

5.6    Subject to Section 5.1, all Confidential Information disclosed to the receiving Party pursuant to this Agreement will be and remain the disclosing Party’s property. Nothing contained herein will be construed as granting to the receiving Party any proprietary right on or in relation to any part of or the whole of the Confidential Information, or any right to use any of the Confidential Information except for purposes of this Agreement and the Collaboration.

5.7    Receiving Party will return to disclosing Party all documents and other materials which contain Confidential Information of the disclosing Party, as well as all copies thereof, promptly upon request; provided, however, that receiving Party may keep one copy of such Confidential Information in its secure files in accordance with the terms of this Agreement for the sole purpose of maintaining a record of the Confidential Information received hereunder and for compliance with applicable laws and this Agreement.

5.8    If, in the conduct of the Collaboration, Tokalas comes into knowledge or possession of any “Protected Health Information” (as such term is defined under HIPAA) by or through MD Anderson or any information that could be used to identify any of MD Anderson’s patients or research subjects, Tokalas will maintain any such Protected Health Information or other information confidential in accordance with laws and regulations as applicable to MD Anderson, including without limitation HIPAA, will use any such Protected Health Information solely as permitted by applicable law and the informed consent/authorization of the patient/research subject, and will not use or disclose any such Protected Health Information or other information in any manner that would constitute a violation of any applicable law or regulation if such use or disclosure was made by MD Anderson.

5.9    Improper use or disclosure of the Confidential Information by the receiving Party may cause substantial harm to the disclosing Party. Therefore, in the event of a breach, threatened breach, or intended breach of this Agreement by the receiving Party, in addition to any other rights and remedies available to it at law or in equity, the disclosing Party will be entitled to seek preliminary and final injunctions enjoining and restraining such breach, threatened breach, or intended breach.

6.    Publication.

6.1    Notwithstanding any other provision of this Agreement, MD Anderson and its Investigators will have the right to publish or otherwise make public any Data; provided, however, that MD Anderson and/or its Investigators will submit any proposed publications containing or summarizing Data or otherwise relating to Tokalas Drug or any analogs thereof to Tokalas for review and comment at least thirty (30) days prior to submission of the proposed publication to the publishing source or other third party, and Tokalas will have thirty (30) days to provide any such comments. If with such thirty (30) day period, Tokalas objects in writing to MD Anderson to the publication due to patentable subject matter or Data contained therein, MD Anderson and its Investigators shall refrain from making such publication until the patentable subject matter contained in the proposed publication is submitted in a patent application to the United States Patent and Trademark Office and/or applicable foreign patent office(s) or Data contained therein is submitted to the FDA and/or EMA as required for regulatory approval. Tokalas representatives may be co-authors on Collaboration publications if appropriate, with inclusion and order of authors to be determined in accordance with scientific and academic custom.

7.    Term and Termination.

7.1    Unless earlier terminated in accordance with this Article 7 this Agreement will be effective from the Effective Date until five (5) years following the Effective Date. Upon expiration of the five (5) year term, upon mutual written agreement, the Parties may annually extend the Collaboration and the Agreement for additional one (1) year periods.

7.2    Either Party will have the right to terminate this Agreement at any time for any or no reason upon thirty (30) days’ prior written notice to the other Party. Additionally, the Parties’ may immediately terminate this Agreement if the Parties mutually determine that the Collaboration has been completed prior to expiration of the term in Section 7.1. Notwithstanding the foregoing, if a Party determines that the other Party has materially breached any of its material obligations hereunder in a manner that cannot reasonably be cured, such Party will have the right to immediately terminate this Agreement upon written notice to the breaching Party.

7.3    Termination of this Agreement will terminate: (a) MD Anderson’s and Tokalas’ obligation to continue conduct of the Collaboration; and (b) Tokalas’ obligation to pay Funding, but only to the extent that such Funding has not at the time of such termination become due and payable pursuant to Section 2.8 and Exhibit B.

7.4    Expiration or termination of this Agreement will not affect the rights and obligations of the Parties that have accrued prior to termination, and any provisions of this Agreement that by their nature extend beyond expiration or termination will survive the expiration or termination of this Agreement.

8.    Notices.

8.1    Any notice or other formal communication which are required or permitted under this Agreement must be in writing and will be deemed given only if: (a) delivered in person; (b) sent by electronic facsimile communication, as evidenced by a confirmed fax transmission report; or (c) sent by internationally recognized overnight delivery service or air courier guaranteeing next day delivery. Until a change of address is communicated, as provided below, all notices and other communications must be sent to the Parties at the following addresses or facsimile numbers:

If to MD Anderson:

The University of Texas

M. D. Anderson Cancer Center

Attn: Vice President, Strategic Industry Ventures

1515 Holcombe Boulevard, Box 1643

Houston, TX 77030

Facsimile No.: (713) 792-8167

With a copy to:

The University of Texas M. D. Anderson Cancer Center

Legal Services—Unit 1674

PO Box 301407

Houston, Texas 77230-1407

Attn: Chief Legal Officer

Facsimile No.: (713) 745-6029

If to Tokalas:

Tokalas, Inc.

1737 Grand Ave.

Del Mar, CA 92014

Attn: Scott L. Glenn, President and CEO

Facsimile No.: (858) 523-5450

With a copy to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attn: Cheston J. Larson, Esq.

Facsimile No.: (858) 523-5450

8.2    All notices will be effective and will be deemed delivered: (a) if by personal delivery, delivery service or courier, on the date of delivery; and (b) if by electronic facsimile communication, on the date of transmission of the communication. Either Party may change its notice address by sending notice of the change to the other Party in the manner set forth above.

9.    Miscellaneous.

9.1    This Agreement and the rights and obligations hereunder may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party.

9.2    All rights in Arising IP arising from or developed during the Collaboration will be governed by U.S. patent law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas.

9.3    Except as required by law or for regulatory purposes, neither Party will use the name (including trademark or other identifier) of the other Party or such other Party’s employee or staff member (except in an acknowledgment of sponsorship) in publications, advertising, press releases or for any other commercial purpose without the written approval of the other Party. Tokalas will not state or imply in any publication, advertisement, or other medium that any product or service bearing any of Tokalas’ names or trademarks and/or manufactured, sold or distributed by Tokalas has been tested, approved, or endorsed by MD Anderson. Notwithstanding any other provision of this Agreement, but subject to Article 6, MD Anderson and its researchers and employees will have the right, without Tokalas’ approval, to acknowledge Tokalas and Tokalas’ involvement with the Collaboration in scientific or academic publications and communications describing the Collaboration or reporting the results of the Collaboration. Likewise, notwithstanding any other provision of this Agreement, Tokalas will have the right, without MD Anderson’s approval, to acknowledge MD Anderson and MD Anderson’s involvement with the Collaboration in scientific or academic publications and communications describing the Collaboration or reporting the results of the Collaboration.

9.4    Headings used in this Agreement are for convenience only and will not affect the interpretation.

9.5    Nonperformance by either Party will not operate as a breach of the terms of this Agreement if due to strikes or other labor disputes or to prevention or prohibition by law, the loss or damage to products in transit, Acts of God, or war or other causes beyond the reasonable control of the non-performing Party.

9.6    If any of the provisions of this Agreement will be determined to be illegal or unenforceable by arbitrators or a court of competent jurisdiction, that provision will, to the extent of its invalidity, be deemed severable and, notwithstanding this, the other provisions will remain in full force and effect.

9.7    The Parties to this Agreement are independent contractors and nothing in this Agreement will operate to create a relationship of agency, partnership or employment between the Parties and, accordingly, neither Party will have any right or authority to act on behalf of the other nor to bind the other by contract or otherwise (except as expressly permitted by the terms of this Agreement).

9.8    Any amendment to this Agreement must be in writing and signed by authorized representatives of the Parties. No waiver of any provision of this Agreement will be valid and enforceable unless it is in writing and signed by the authorized representative of the Party granting the waiver. The waiver by any Party of a breach of any of the provisions of this Agreement will not operate or be construed as a waiver of any subsequent breach by any Party or a breach of this Agreement.

9.9    This Agreement (including its Exhibits) expresses the entire agreement between the Parties in relation to the performance of the Collaboration. All prior negotiations, understandings, promises and agreements, oral or written, are superseded hereby and both Parties hereby agree that in entering into this Agreement they have not relied upon any previous understanding or representation from the other Party. Each Party further acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than those contained in this Agreement.

9.10    Notwithstanding any other provision of this Agreement, it is understood that the Parties are subject to, and will comply with, United States laws, regulations, and governmental requirements and restrictions controlling the export of technology, technical data, computer software, laboratory prototypes, and other commodities, information and items (individually and collectively, “Technology and Items”), including without limitation, the Arms Export Control Act, the Export Administration Act of 1979, relevant executive orders, and United States Treasury Department embargo and sanctions regulations, all as amended from time to time (“Restrictions”) and that the Parties’ obligations hereunder are contingent on compliance with applicable Restrictions. The transfer of any such Technology and Items that are subject to Restrictions may require a license or authorization from the cognizant agency of the United States Government and/or written assurances by the receiving party that it will not re-export such Technology and Items to certain foreign destinations and/or recipients without prior approval of the cognizant government agency.

9.11    Neither Party will be required to perform any act or to refrain from any act or be bound to any act that would violate any law applicable to it. In this regard, this Agreement is subject to, and the Parties agree to comply with, all applicable local, state, federal, national and international laws, statutes, rules and regulations. Any provision of any law, statute, rule or regulation that invalidates any provision of this Agreement, that is inconsistent with any provision of this Agreement, or that would cause one or any of the Parties hereto to be in violation of law will be deemed to have superseded the terms of this Agreement. The Parties, however, will use all reasonable endeavours to accommodate the terms and intent of this Agreement to the greatest extent possible consistent with the requirements of the law and negotiate in good faith toward amendment of this Agreement in such respect. If the Parties cannot reach agreement on an appropriate amendment, then this Agreement may be immediately terminated by either Party.

9.12    MD Anderson is an agency of the State of Texas and under the constitution and laws of the State of Texas possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted to it under the constitution and laws of the State of Texas. Notwithstanding any provision hereof, nothing in this Agreement is intended to be, nor will it be construed to be, a waiver of the sovereign immunity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies, claims, and privileges of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision hereof, the provisions of this agreement as they pertain to MD Anderson are enforceable only to the extent authorized by the constitution and laws of the State of Texas; accordingly, to the extent any provision hereof conflicts with the constitution or laws of the State of Texas or exceeds the right, power or authority of MD Anderson to agree to such provision, then that provision will not be enforceable against MD Anderson or the State of Texas.

ACCEPTED AND AGREED to by:

Tokalas, Inc:	The University of Texas M. D. Anderson Cancer Center

/s/Scott L. Glenn	/s/ Dan Fontaine
Name: Scott L. Glenn Function: President and CEO	Name: Dan Fontaine Function: Executive Chief of Staff

Exhibit A

Scope of Collaboration (By Stage)

1.    MD Anderson will supply twenty (20) biopsies, at seventy percent (70%) estimated take rate, yielding approximately fifteen (15) viable PDXs. In addition, MD Anderson will participate in a clinical trial with Champions in the near future, and MD Anderson investigator Joseph Ludwig and colleagues at Harvard and Johns Hopkins will coordinate to test 3-4 drugs (those likely to be in clinical trials for Ewing’s at one of our institutions within the next eighteen (18) months; Medi-573/mTORi or SOM230/mTORI, for example). Dr. Ludwig and the cooperative group of sarcoma experts will refer patients to whichever institution’s PDX result is most likely to help the patients based upon their respective PDX readouts. The institution that leads the clinical trial for a given drug would have the sole right to publish the PDX preclinical data for that drug. MD Anderson would test Tokalas’ drug TK-216. Thus, it may be possible to identify many more than fifteen to twenty (15-20) PDXs from Ewing’s patients to test YK or its analog on thirty to forty (30-40).

2.    Phase I: 3+3 dose escalation study in Ewing’s Sarcoma: Ewing’s patients seen at the MD Anderson Children’s Hospital or within MD Anderson’s adult sarcoma medical oncology department would be enrolled in the Phase I study. MD Anderson sees about sixty-five (65) new patients with such diagnosis per year, with about twenty (20) patients at present with advanced stage disease that could benefit from PDX testing and eventual early phase clinical trials with a drug like TK-216. Within MD Anderson, three (3) clinicians see nearly all of the Ewing’s and DSRCT patients; they would carefully select patients that will almost certainly need an experimental drug like TK-216 but are early enough in their stage to survive long enough to be a candidate for TK-216. Thus, for many patients, we’d be able to correlate human clinical activity with the response from their associated PDX.

3.    Phase Ib Study: two (2) step approach, consisting of: (a) fifteen (15) patients in Ewing’s and ten (10) patients in AML; and (b) fifteen (15) additional patients in Ewing’s and NO additional patients in AML.

4.    Non-standard research studies (including pre- and post-treatment biopsies, day three (3) or (7) PET/CT’s, or PDX generation from enrolling patients). These studies would be optional, would only be integrated into the Collaboration with Tokalas’ agreement, and would only be performed in the expansion cohorts in Stage 3 if significant clinical activity occurs in the dose escalation phase. In concert with Dr. Ludwig’s bioinformatics team, Dr. Ludwig’s laboratory would be responsible for all biomarker analysis (genomic, proteomic, etc.). This data would be shared on a biweekly basis.

Exhibit B

Funding

Program

Payments

Stage 1	[***]*

Stage 2	[***]**

Stage 3	[***]***

Stage 4	[***]

Payment Obligation on Successful Completion of the Collaboration	[***] of net product sales of TK-216 for Ewing’s Sarcoma and AML (up to a cumulative payment of US$ 1.0M).

Notes:

* If fifteen (15) viable PDXs are not created in a reasonable amount of time, the [***] will be prorated for the appropriate level of PDXs delivered.

** [***] total to be paid to MD Anderson. If MD Anderson enrolls fewer subjects than the total number required for completion of the study, then the [***] payment will be reduced on a pro rata basis.

*** [***] to be paid to MD Anderson for each step of Stage 3 (i.e., [***]+[***]=[***]). If MD Anderson enrolls fewer subjects than the total number required for completion of the study, then the applicable [***] payment(s) will be reduced on a pro rata basis.

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